AVX

			      NOTICE OF ANNUAL MEETING

				  OF SHAREHOLDERS


			       TO BE HELD JULY 16, 1998

				   AVX CORPORATION
				801 17TH AVENUE SOUTH
			    MYRTLE BEACH, SOUTH CAROLINA  29577

To our Shareholders:

 The Annual Meeting of Shareholders of AVX Corporation, a Delaware corporation, will be held at the Wyndham Myrtle Beach Resort (formerly Myrtle Beach Hilton), Oceanfront Golf Resort, 10,000 Beach Club Drive, Myrtle Beach, South Carolina, on Thursday, July 16, 1998, at 10:00 a.m., for the purpose of acting upon the following matters, as well as such other business as may properly come before the Annual Meeting or any adjournment thereof:


 1. To ratify amendment to the Company's By-laws to provide for a classified Board of Directors;

 2.      To elect thirteen Directors following revised By-Law guidelines;

 3. To ratify amendment of the AVX Corporation Non-Employee Directors' Stock Option Plan;

 4. To ratify the appointment of Coopers & Lybrand, L.L.P. as the Company's independent auditors for the fiscal year commencing April 1, 1998; and

 5. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

	Only shareholders of record on the books of the Company on May 22, 1998, will be entitled to vote at the Annual Meeting or any adjournment thereof.

	In order that your shares of stock may be represented at the Annual Meeting, please date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may vote in person even though you have previously sent in your proxy card.


/s/ Kurt Cummings

Kurt Cummings
Corporate Secretary

Myrtle Beach,  South Carolina
June 5, 1998

			  YOUR VOTE IS IMPORTANT
	     PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
		    PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

			       AVX Corporation

		     801 17th Avenue South, Myrtle Beach, SC 29577

			    ____________________

			      PROXY STATEMENT
		       Annual Meeting of Shareholders
			     To be held July 16, 1998
			    ____________________


 This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 16, 1998, at 10:00 a.m., at the Wyndham Myrtle Beach Resort (formally the Myrtle Beach Hilton), 10,000 Beach Club Drive, Myrtle Beach, South Carolina and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying proxy and the Annual Report for fiscal year ended March 31, 1998, will be mailed to shareholders on or about June 8, 1998.

 Each share of AVX Corporation common stock, par value $.01 ("Common Stock"), outstanding at the close of business on May 22, 1998, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 22, 1998, the date for determining shareholders entitled to vote at the Annual Meeting, 88,084,125 shares of Common Stock were outstanding.

 Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that the voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board. Shareholders have the right to revoke their proxies at any time prior to a vote being taken, by (i)delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii)executing a proxy bearing a later date or time than the proxy being revoked provided the new proxy is received by Wachovia Bank of North Carolina (which will have a representative present at the Annual Meeting); or (iii)voting in person at the Annual Meeting.

 The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present, but will not be voted for or against the proposal. However, the effect of marking a proxy for abstention on any proposal, other than the election of directors, has the same effect as a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

 The Company has been informed by the Trustee for the Company's Stock Bonus Plans and the Deferred Compensation Plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

 At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

				   PROPOSAL  I

RATIFY AMENDMENT TO THE COMPANY'S BY-LAWS TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS

 The Board has approved, and recommends the shareholders adopt,an amendment to the Company's By-laws that would divide the Board into three classes with staggered terms. The proposal would amend Article III, Section 2 of the By-laws to read as follows:

 "Section 2.   Number, Election, Qualification and Term of Office.  The
number of directors shall be as fixed from time to time by resolution of the Board of Directors or of the shareholders but in no case shall the number be less than three. Beginning on July 16, 1998, the Board of Directors shall be divided into three classes of numbers as equal as possible. The term of office of one of such classes shall expire each year. At each annual meeting of shareholders, there shall be elected (i) the directors of the class the term of office of which shall then expire; (ii) directors to fill any vacancies in any other class; (iii) directors to succeed any directors who shall have been elected to fill vacancies in any other class since the next preceding annual meeting; and (iv) directors to be added to a respective class as a result of an increase in the number of directors. Directors to be elected as provided in clauses (ii) and (iii) shall be elected for the unexpired portions of the original terms of the respective classes.
Directors to be elected as provided in clause (iv) shall be elected to the class recommended by the Board of Directors. Except as otherwise provided in the Certificate of Incorporation or in these By-laws, directors shall be elected by a plurality of the votes of the shareholders entitled to vote at each meeting of shareholders for the election of a director or directors.
At any meeting of shareholders where directors of more than one class are to be elected, the directors of the class or classes being elected for the shortest terms shall be elected first.

 Election of directors need not be by ballot. Directors need not be shareholders. Each director shall have been duly elected and qualified and shall continue to serve until death, or until the director shall resign, or until such director shall have been removed in the manner hereinafter provided."

 If the proposal is adopted, then at the 1998 annual meeting, the directors of Class I shall be elected to a term of three years; the directors of Class II shall be elected to a term of two years; and the directors of Class III shall be elected to a term of one year. At each annual meeting of shareholders following the 1998 annual meeting, the number of directors equal to the number of directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders.

 The Board recommends that the shareholders vote to approve the proposed By-law amendment. The amendment is intended to provide continuity and stability to the Company's management by increasing the term of office of the directors and thereby increasing the average number of years' experience with the Company of the directors sitting at a given time. With lower rates of turnover the Board would be able to take an appropriately long-term view of the matters affecting the Company.

 While the Board believes the proposed amendment to the By-laws should be adopted for the reasons set forth above, the Board is aware the proposed amendment may have potential anti-takeover effects. The proposed provisions, along with other provisions in the Company's Certificate of Incorporation prohibiting the removal of directors other than for cause and allowing the issuance of additional common shares that are presently authorized but unissued, may tend to deter any unfriendly tender offers or other efforts to gain control of a block of shares of the Company. This result might deprive shareholders of opportunities to sell shares at higher-than-market prices. The Company has not received indications that it will be the target of a hostile takeover. Although the antitakeover effect of the proposed amendment is mitigated by Kyocera Corporation's ownership of approximately 75.0% of the Company's outstanding Common Stock, such effect could become relevant in the future.

 The affirmative vote of shareholders holding a majority of the outstanding Common Stock is required to approve the proposed amendment.

THE BOARD OF DIRECTORS  RECOMMENDS A VOTE "FOR" THE RATIFICATION
OF THE AMENDMENT TO THE BY-LAWS.

				    PROPOSAL II

			       ELECTION OF DIRECTORS

			NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board of Directors hereby nominates the following persons for the Board of Directors with terms as follows:

CLASS I

Nominations for Terms Expiring at the Annual Meeting in July of 2001:

KAZUO INAMORI                   Age 66  Chairman Emeritus of the Board
effective July 1997. Chairman of the Board from the Company's acquisition by Kyocera Corporation ("Kyocera") in January 1990 to July 1997. Chairman Emeritus of the Board of Kyocera effective July 1997, having served as Chairman of the Board of Kyocera, which he founded, since in 1959.

KENSUKE ITOH                            Age 60 Vice Chairman  of the Board of
Directors effective July 1997.   Member of the Board since January 1990.
President of Kyocera since June 1989 and a Representative Director of
Kyocera since 1985.

BENEDICT P. ROSEN                       Age 62  Chairman of the Board and
Chief Executive Officer effective July 1997. Chief Executive Officer and President of the Company from April 1993 until July 1997 and a member of the Board since January 1990. Executive Vice President from February 1985 to March 1993 and employed by the Company since 1972. Senior Managing and Representative Director of Kyocera since June 1995 and previously served as a Managing Director of Kyocera from 1992 to June 1995. Director of Nitzanim-AVX/Kyocera-Venture Capital Fund Ltd. and Aerovox Corporation.

RICHARD TRESSLER                        Age 56  Member of the Board since
October 1995. Professor and Head of the Department of Material Science and Engineering at Pennsylvania State University since 1991.

MASAHIRO UMEMURA                Age 54  Member of the Board since January
1990. Senior Managing and Representative Director of  Kyocera effective
June 1997.   General Manager of the Corporate Development Group of
Kyocera since June 1992 and Managing Director of Kyocera since June 1993. Executive Vice President and Treasurer of a United States subsidiary of Kyocera from April 1986 to June 1992.

CLASS II

Nominations for Terms Expiring at the Annual Meeting in July of 2000:


CARROLL A. CAMPBELL, JR.        Age 58  Member of the Board since August 1995.
Presently President and Chief Executive Officer of the American Council of Life Insurance. Governor of South Carolina from January 1987 to January 1995. Director of Fluor Corporation, Wackenhut Corporation and Norfolk Southern Corporation.

JOHN S. GILBERTSON              Age 54  President since July 1997. Chief
Operating Officer of the Company since April 1994, and a member of the Board since January 1990. Executive Vice President from April 1992 to July 1997, Senior Vice President from September 1990 to March 1992 and employed by the Company since 1981. Director of Kyocera since June 1995.

RODNEY N. LANTHORNE           Age 53  Member of the Board since January 1990.
President of a United States subsidiary of Kyocera since January 1987.
A Managing Director of Kyocera since 1990.

MICHIHISA YAMAMOTO              Age 56  Member of the Board since July 1997.
Senior Managing and Representative Director of Kyocera since June 1992. Employee of Kyocera since 1970.

CLASS III

Nominations for Terms Expiring at the Annual Meeting in July of 1999:

MARSHALL D. BUTLER              Age 71 Member of the Board since December 1973.
Director of Kyocera from January 1990 to June 1995. Senior Managing Representative and Director effective 1993. Chairman of the Board of Nitzanim-AVX/Kyocera-Venture Capital Fund Ltd and Alpha Technologies Group, Inc.
A Director of MassMutual Corporate Investors and a Director of MassMutual Participation Investors.


DONALD B. CHRISTIANSEN          Age 59 Senior Vice President of Finance,
Chief Financial Officer and Treasurer of the Company since July 1997 and a member of the Board since April 1992. Vice President of Finance,
Chief Financial Officer and Treasurer from April 1994 to July 1997.
Chief Financial  Officer from March 1992 to April 1994.

MASAHIRO YAMAMOTO               Age 56 Member of  the Board since February
1993. Senior Managing and Representative Director of Kyocera since June 1995. Employee of Kyocera since 1977.


YUZO YAMAMURA                   Age 56  Member of the Board since July 1995.
President of Kyocera Elco Corporation, a subsidiary of Kyocera.
Senior Managing and Representative Director of Kyocera since June 1995. Employee of Kyocera since 1965.

The thirteen directors have been nominated by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast for the election of the persons listed above as directors. The affirmative vote of the holders of a plurality of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors. In the event that any of the nominees should become unavailable, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted for such substitute nominee.



				 PROPOSAL III

		       AMENDMENT OF THE AVX CORPORATION
		  NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

	The Board has adopted, subject to shareholder approval, an amendment to the AVX Corporation Non-Employee Directors' Stock Option Plan ("Non-Employee Directors' Plan") initially adopted in July 1995.
The proposed amendment will (i) increase the number of shares of common stock of the Company ("Common Stock") authorized to be issued pursuant to the Non-Employee Directors' Plan from 100,000 to 250,000 shares; (ii) provide for an additional grant of an option to purchase 7,500 shares of Common Stock to each non-employee director as of the first day of the month following the 1998 annual meeting of shareholders (or as of the date on which a non-employee director is elected for the first time, if later) and as of each third annual anniversary thereof; and (iii) provide that all options granted, or to be granted, under the Plan in 1995 become exercisable with respect to 33 1/3% of the total number of shares subject to the option one year after the date of grant and with respect to an additional 33 1/3% at the end of each of the following two years provided that the non-employee director continues to be a director at the date of exercise or his service terminates due to retirement, death or disability. Previously, the options for 7,500 shares granted under the Plan in August 1995 were exercisable over a five year period and new options were to be granted on the fifth anniversary.

AVX Corporation feels that it is important for the Board of Directors to be shareholders of the Company and to have an incentive to help the Company grow and prosper and to share in that prosperity. This amendment will help toward this goal.

 The following summary describes the material terms of the Non-Employee Directors' Plan as proposed to be amended as described above. The summary is not intended to be a complete description of all the provisions of the Plan.

 Pursuant to the Non-Employee Directors' Plan options are granted to members of the Board who are not employees of the Company (a "Non-Employee Director"). Options may be granted under the Plan for an aggregate of 250,000 shares of Common Stock. The Non-Employee Directors' Plan is administered by the Board.

 Each Non-Employee Director serving on the Board on July 16, 1998, and each other Non-Employee Director subsequently elected for the first time shall automatically receive an option for 7,500 shares of Common Stock. Beginning in the year in which the third anniversary of the grant occurs and in each year in which a subsequent third anniversary occurs thereafter, each Non-Employee Director who has been re-elected as a member of the Board shall automatically receive an additional option for 7,500 shares of Common Stock. Each option granted under the Non-Employee Directors' Plan will vest at the annual rate of 33 1/3% of the shares subject to the grant commencing on the first anniversary of the date of grant, so that such options will be fully vested as of the third anniversary of the grant. In the event the Non-Employee Director ceases to be a director by reason of retirement, incapacity or death, the total number of shares of Common Stock cover aching retirement age or otherwise resigning or not standing for re-election with the approval of the Board but shall not include any termination of service as a result of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any majority owned subsidiary. The Non-Employee Directors' Plan requires that options granted thereunder will expire on the date which is ten years after the date of grant.

 All options granted to Non-Employee Directors have an exercise price equal to the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the date of the grant. Options may be exercised by the payment of cash, the tendering of shares of Common Stock or a combination of cash and shares. Options granted under the Non-Employee Directors' Plan are not assignable.


 Unless sooner terminated by action of the Board, the Non-Employee Directors' Plan will terminate on August 1, 2005. Subject to certain exceptions, the Non-Employee Directors' Plan may be amended or discontinued by the Board.

 The affirmative vote of shareholders holding a majority of the outstanding Common Stock is required to approve the proposed amendment.

 There are no Federal tax consequences either to the Non-Employee Directors or to the Company upon the grant of an option. On exercise of an option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the Non-Employee Director as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of the option generally result in a capital gain or loss for the Non-Employee Director but will have no tax consequences for the Company.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTORS'' STOCK OPTION PLAN.



				  PROPOSAL IV

		      PROPOSED RATIFICATION OF APPOINTMENT
			      OF INDEPENDENT AUDITORS

 The Board has appointed Coopers& Lybrand, L.L.P. as the independent auditors to examine the accounts of the Company for the fiscal year commencing April1, 1998. Coopers& Lybrand L.L.P. has been serving the Company in this capacity for many years. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of the shares voting on the proposal, the selection of independent auditors will be reconsidered by the Board.

 A member of Coopers& Lybrand L.L.P. is expected to be in attendance at the Annual Meeting with the opportunity to make a statement and respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE  "FOR" RATIFICATION OF THE
APPOINTMENT OF COOPERS & LYBRAND  L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS.



			      ________________________________

 Ownership of Securities by Directors, Director Nominees and  Executive Officers

  The Common Stock is the only class of equity securities of the Company outstanding. As of March 31, 1998, the directors and director nominees and each executive officer named in the Summary Compensation Table, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned shares of Common Stock of the Company as follows:

					   Amount of Beneficial Ownership
Name of
Beneficial Owner          Direct      Shares Under         Total    Percent of
			& Indirect     Execisable          Shares      Class
			Ownership 1/   Options 2/

Benedict P. Rosen            50,143        93,750           143,893      *
Kazuo Inamori                10,000         3,750            13,750      *
John S. Gilbertson           28,822        78,125           106,947      *
Donald B. Christiansen       15,562         -0-              15,562      *
C. Marshall Jackson           1,460        62,500            63,960      *
Ernie Chilton                 3,800        62,500            66,300      *
Marshall D. Butler            3,000         3,750             6,750      *
Carroll A. Campbell, Jr.        623         3,750             4,373      *
Kensuke Itoh             66,153,000         3,750        66,156,750    75.0%3/
Rodney N. Lanthorne           1,500         3,750             5,250      *
Richard Tressler                882         3,750             4,632      *
Masahiro Umemura              1,000         3,750             4,750      *
Masahiro Yamamoto             1,000         3,750             4,750      *
Michihisa Yamamoto            1,000          -0-              1,000      *
Yuzo Yamamura                 1,000         3,750             4,750      *
All directors, director
nominees and executive
officers as a group
(a total of 22
individuals
including those
named above)              66,292,789      385,500         66,678,289   75.6%3/


* Less than 1%
	1/ Includes interests, if any, in shares held in the Company's Deferred Compensation, Stock Bonus andRetirement Plan Trusts. 2/Includes shares under options exercisable as of March 31, 1998, and options which become exercisable within 60 days thereof.
	3/ Includes the 66,150,000 shares of Common Stock owned directly or indirectly by Kyocera as to which Mr. Itoh, as President and Representative Director of Kyocera, may be deemed to have voting and investment power.

	The information provided in the above chart as to each director, director nominee and named executive officer, individually, and all directors,director nominees and executive officers as a group, is based on information received from such individuals. However, the listing of such shares is not necessarily an admission of beneficial ownership by the person.
Unless otherwise indicated in the footnotes, such individuals held, together with certain members of their family, sole voting and investment power over the shares.

Security Ownership of Certain Beneficial Owners

 Set forth below is a table indicating those persons whom the management of the Company believed to be beneficial owners of more than 5% of any class of the Company's securities as of May 22, 1998.

 Name and Address of
 Beneficial Owner              Shares Beneficially Owned  Percent of Class
Kyocera Corporation 5-22
Kitainoue-cho Higashino
Yamashina-ku, Kyoto 607, Japan       66,150,000              75.0%



 Except for Mr. Itoh, who may be deemed to beneficially own the shares held by Kyocera as a result of his voting and investment power of these shares, to the best of the Company's knowledge, as of May 22, 1998, no other person owned more than 5% of the outstanding voting securities of the Company.


Compliance With Section 16(a) of the Securities Exchange Act of 1934

 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of any class of the Company's registered equity securities with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that during fiscal year ended March 31, 1998, all Section 16(a) filing requirements applicable to its directors and officers were complied with.

	       Board of  Directors -Meetings Held and Committees

 The Board held four meetings during the fiscal year ended March 31, 1998. During that period, all the directors attended 75% of the meetings of the Board and meetings of the committees of the Board on which they served,
except  Mr. Inamori   who is a  resident of Japan and is a  representative on
the Board for Kyocera. Due to illness Mr. Inamori attended only two Board meetings

The Board has the following standing committees:

 Executive Committee. The Executive Committee has been, and from time to time is, delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee held no meetings during the fiscal year ended March 31, 1998. The members of the Executive Committee are Messrs. Inamori (Chairman), Rosen, Butler, Lanthorne and Umemura.

 Audit Committee. The functions of the Audit Committee include (a)making recommendations to the full Board as to engagement of the Company's independent auditors, (b)reviewing with the independent auditors the plan and results of the audit engagement, (c)reviewing the scope and results of the Company's internal audit procedures, and (d)reviewing proposed audit
fees and other fees of the independent auditors.   The Audit Committee held
two meetings during the fiscal year ended March31, 1998. The members of the Audit Committee are Messrs. Butler (Chairman), Campbell and Tressler.

 Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee also has full power and authority over any compensation plan approved by the Board other than the 1995 Stock Option Plan, including the issuance of shares of Common Stock, as such Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held one meeting during the fiscal year ended March 31, 1998. The members of the Compensation Committee are Messrs. Inamori (Chairman), Itoh, Campbell and Tressler.

 Equity Compensation Committee. The Equity Compensation Committee is a subcommittee of the Compensation Committee and is responsible for any action on all matters concerning the 1995 Stock Option Plan. This committee consists of Messrs. Tressler (Chairman), Campbell and Butler. The Equity Compensation Committee held three meetings during the fiscal year ended March 31, 1998.

 Special Advisory Committee. The Special Advisory Committee is required to review and approve all material contracts and transactions between the Company and related parties. The Special Advisory Committee held one meeting during fiscal year ended March 31, 1998. The members of the Special Advisory Committee are Messrs. Campbell (Chairman), Butler and Tressler.

			    Compensation of Directors

 Each director who is not an employee of the Company or Kyocera is paid an annual director's fee of $30,000,an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. Effective in February 1998, each director who is not an employee of the Company is paid an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. In addition, each director who is not an employee of the Company is granted stock options pursuant to the 1995 Non-Employee Directors' Stock Option Plan.


Non-Employee Directors' Stock Option Plan

 See Proposal III above for description of the Non-Employee Directors' Stock Option Plan as proposed to be ammended.

				Executive Compensation

Cash Compensation

 The following table shows cash compensation paid and certain other compensation paid or accrued, by the Company during the fiscal years ended March 31, 1998, 1997, and 1996, to each of the Company's five most highly compensated executive officers as of the end of the last completed fiscal year, including the Chief Executive Officer, in all capacities in which they served.

			      SUMMARY COMPENSATION TABLE

						 Other     Securities    All
						 Annual    Underlying    Other
			Fiscal  Salary  Bonus    Compens-   Options      Compen-
						  sation                 sation
Name & Position         Year    ($)       ($)       ($)      (#)1/     ($)2/

Benedict P. Rosen       1998   $520,000 $622, 950  $14,100   90,000     $78,412
Chairman and            1997    495,000   184,650   17,100   75,000      32,725
Chief Executive Officer 1996    465,000   730,716   15,484  150,000      31,963

John S. Gilbertson      1998   $400,000   476,340  $ 8,994   80,000     $67,497
 President and          1997    348,000   128,775   10,035   62,500      32,691
Chief Operating Officer 1996    322,500   505,470    9,056  125,000      32,019

Donald B. Christiansen  1998   $220,000   170,530   15,939   50,000     $34,105
Sr.VP Finance, Chief
Financial Officer and
Treasurer               1997    205,000    52,480   12,032   50,000      32,613
			1996    190,000   136,530   10,307  100,000      31,940

C. Marshall  Jackson    1998    200,000   168,885    7,643   50,000      31,915
Senior Vice President
of  Sales and           1997    183,500    46,870    8,357   50,000      32,601
Marketing               1996    170,000   134,797    8,303  100,000      30,750

Ernie Chilton           1998    194,500    85,000   17,000              $26,300
Senior Vice President of1997    180,850    20,000   15,745   50,000      24,400
Tantalum                1996    162,800   123,000    9,939  100,000      22,000

 1/ The stock options granted during the fiscal years ended March 31, 1998, 1997 and 1996, were granted pursuant to the 1995 Stock Option Plan.

 2/ All other Compensation includes: (i) the Company's contribution on behalf of the respective executive officer pursuant to the terms of the AVX Ltd. Pension Plan ("Pension Plan"), AVX Corporation Deferred Compensation Plan ("DCP"), AVX Corporation Stock Bonus Plan ("Bonus Plan") and the AVX Corporation Retirement Plan ("Savings Plan"). Mr. Chilton participates in a defined benefit pension plan maintained by AVX Limited, a wholly-owned subsidiary of AVX Corporation. The pension plan provides for a retirement benefit at a normal Pension Date, as defined, equal to 60% of the Final Pensionable Salary, as defined, after having completed at least 20 years of continuing service. Mr. Chilton has been employed by AVX Limited since 1979.
 The table below sets forth the component of All Other Compensation described above, for the fiscal year ended March 31, 1998, for the above named executive officers:

			Pension Plan       DCP     Bonus Plan     Savings Plan
Benedict P. Rosen                       $57,200      $5,212         $16,000
John S. Gilbertson                       46,506       4,991          16,000
Donald B. Christiansen                   13,080       5,025          16,000
C. Marshall Jackson                      10,890       5,025          16,000
Ernie Chilton            $ 26,300


			     Stock Option Grants

 The following table provides certain information concerning the grant of options during the fiscal year ended March 31, 1998, to the executive officers named in the Summary Compensation Table. In addition, hypothetical gains or spreads, calculated based on assumed rates of annual compounded stock price appreciation of 5% and 10% over the term of the option, have been included in the table.

	     Options Granted During the Fiscal Year Ended March 31, 1998
			     Individual Grants 1/  2/

							    Potential
							  Realizable Value
							  at Assumed
	  Number of   % Total                             Annual Rate Of
	  Securities  Options                             at Assumed
	  Underlying  granted                             Annual Rate Of
	     Options  Employees  Exercise                 Stock Appreciation
   Name      Granted  In Fiscal  Base Price  Expiration   for Option Term
			Year     ($/share)3/   Date          5%       10%
Benedict P.
 Rosen        90,000   14.4%      $19.50     12/23/07  $1,103,400  $2,797,200
John S.
 Gilbertson   80,000   12.8        19.50     12/23/07     980,800   2,486,400
Donald B.
 Christiansen 50,000    8.0        19.50     12/23/07     613,000   1,554,000
C. Marshall
 Jackson      50,000    8.0        19.50     12/23/07     613,000   1,554,000

1/ Each option was granted on July 21, 1997, to purchase shares of Common Stock. Twenty five percent of the shares subject to the options become exercisable one year from the date of grant and 25% become exercisable on each of the three succeeding anniversaries, provided the optionee continues to be employed by the Company or any of its subsidiaries. The actual value an optionee receives is dependent on future stock market conditions, and there can be no assurance that the amounts reflected in the right hand columns of the table will actually be realized. No gain to the optionee is possible without an appreciation in the stock value which will benefit all shareholders commensurately.

2/ The options were granted pursuant to the 1995 Stock Option Plan and do not provide for tandem or stand alone stock appreciation rights.

3/ Payment for shares of Common Stock upon exercise of a stock option may be made in cash, or with the Company's consent, shares of Common Stock or a combination of cash and shares of Common Stock.

      Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			     Number of Shares           Value of Unexercised
			   Underlying Unexercised       In-the-Money Options
			  Options at Fiscal Year End    at Fiscal Year End


	       Shares    Value
	      Acquired Realized
	         On      Upon
Name    Exercise Execise Exercisable Unexercisable Exercisable Unexercisable
	         (#)     ($)1/    (#)         (#)             ($)           ($)
Benedict P.
 Rosen                         93,750        221,250       $37,500   $168,750
John S.
 Gilbertson                    78,125        189,375        31,250    143,750
Donald B.
 Christiansen 62,500 $766,698    -0-         137,500         -0-      106,250
C. Marshall
 Jackson                       62,500        137,500        25,000    106,250
Ernie
 Chilton                       62,500         87,500        25,000     75,000



 1/ Represents the market value of the Common Stock on the date of exercise less the excercise price of the option.

	       Compensation Committee Interlocks and Insider Participation

 During the fiscal year ended March31, 1998, the Compensation Committee was comprised of Messrs. Inamori, Itoh, Campbell and Tressler. Mr. Inamori is
Chairman Emeritus of the Board and   Mr. Itoh is President of Kyocera.
Kyocera owns 66,150,000 shares, or approximately 75.0%, of the Company's outstanding Common Stock and has engaged in a significant number and variety of related company transactions.

			      Report of Compensation Committee

 This report provides an overview of the Company's executive compensation philosophy and describes the role of the Compensation Committee.


 The Board established a Compensation Committee  in August 1995, in
connection with the Company's initial public offering .   Beginning with
fiscal year commencing April1, 1996, the Compensation Committee, subject to review by the Board, made determinations regarding salary levels and annual incentive bonus opportunities for executive officers, and performed such other compensation related functions that were delegated to the Compensation Committee by the Board.

 The Company's compensation policy reflects a commitment to an executive compensation plan which enables the Company to attract, retain and motivate highly qualified management professionals. The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization. The Company believes that the relationship between executive compensation and Company performance will create benefit for all shareholders.


 The Executive compensation program has been developed by the Compensation Committee using various factors which include, historical earnings, review of industry competition executive compensation plans, and consultation with compensation experts. The key elements of the executive compensation program are base salary, annual incentive bonus and stock options, in addition to those benefits provided under the Company's retirement plans.

	The Compensation Committee and its subcommittee, the Equity Compensation Committee, review and approve each element of the Company's executive compensation program and periodically assess the effectiveness of the program as a whole. This program covers the chief executive officer, the four other named executive officers and all other executive officers of the Company. Specifically, the committees approve the salaries of all executive officers, cash awards under the Company's Officers' Annual Incentive Program ("OAIP"), the grant of stock options under the 1995 Stock Option Plan ("SOP"), and the provision of any special benefits or perquisites to executive officers.


The Base Salary Program

 The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness.

The Officers' Annual Incentive Program

 The OAIP provides for annual cash incentive compensation based on various performance measures for executive officer positions. Bonus awards are paid under the OAIP generally if the Company's financial performance exceeds a
predetermined performance target.   The bonus awards for the Chief Executive
Officer and the Chief Operating Officer are based on a percentage of profits. The rest of the executive officers' bonuses are derived from a pool determined based on a percentage of profits.

Stock Option Plan

 The SOP is designed to reward executive officers and other key employees directly for appreciation in the long term price of the Company's stock. The plan directly links the compensation of executive officers to gains by the shareholders and encourages executive officers to adopt a strong stakeholder orientation in their work. The SOP also places what can be a significant element of compensation at risk because the options have no value unless there is appreciation over time in the value of Company stock.


 With the understanding that the value (if any) of stock options is based on future performance, the Company bases stock option grants on levels of expected value for long -term incentive grants among other companies and other comparable corporate employers. The Equity Compensation Committee periodically reviews the practices, grant levels and grant values of other companies to ensure the plan continues to meet the Company's objectives.

Chief Executive Officer Compensation

 As Chairman and Chief Executive Officer of the Company, Mr. Rosen's base salary and merit increase for fiscal year ended March 31, 1998, reflect his substantial responsibilities. Based on these responsibilities, the Board awarded Mr. Rosen a base salary of $520,000 reflecting a merit increase of
 5.0% over the prior year.   Mr. Rosen received an Annual Incentive Bonus.
 Such bonus was based on the Company's financial results for the fiscal year ended March 31, 1998.

Deferred Compensation Plans

 Each employee of the Company whose annual compensation is in excess of $160,000, is eligible to participate in one of the deferred compensation plans. The Company contributes an equivalent amount that the participant would have been entitled to under the Company's regular retirement program, up to allowable statutory limitations, but is otherwise limited under regulatory requirements. Under the other deferred compensation plan, participants selected by the Chief Executive Officer can elect to defer additional amounts of compensation.


Summary

 The Compensation Committee believes the executive compensation program is adequate to accomplish the program's goals of attracting, retaining, and motivating highly qualified management professionals. The Committee additionally believes the executive compensation program is fair to both the executive officers and the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD:
		Kazuo Inamori, Chairman
		Carroll A. Campbell, Jr.
		Kensuke Itoh
		Richard Tressler

Employment Agreement

 Benedict Rosen has an employment agreement that provides for a two year advisory period upon his retirement from the Company. During this advisory period Mr. Rosen will receive an annual payment equivalent to his most recent base salary. If Mr. Rosen dies previous to or during the two year advisory period, his heirs will be entitled to the compensation Mr. Rosen would have received.


				Performance Graph

 The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from August15, 1995, through March 31, 1998, with the cumulative total return of the S&P500 Stock Index and a Peer Group Index. The Peer Group is comprised of the following companies: AMP, Amphenol, Kemet, Methode, Molex and Vishay.




			    Comparison of  Quarterly
			    Cumulative Total Return:
			     AVX, Peer Group, S&P 500
		   Value of $100 Invested on August 15, 1995

	       Aug-15-95    Mar-31-96    Mar-31-97    Mar-31-98
AVX             100            86           83          81
S&P             100           117          140         208
Peer Group      100            96           88         115


The Stock Price Performance Graph above and the foregoing Report of Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


Shareholder Proposals

 If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the Annual Meeting of Shareholders expected to be held in July 1999, or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than January 16, 1999.

 In general, shareholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the meeting, or prior to May 15, 1999, to be considered for the 1999 Annual Meeting.


Proxy Solicitation

 The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Solicitation will primarily be made by mail, but proxies may be solicited personally, by telephone or by facsimile. In addition, the Company has retained Wachovia Bank of North Carolina to assist in the solicitation of proxies at a fee estimated to be $8,000, excluding out-of-pocket expenses.



						  By order of the Board,


						     /s/ Kurt Cummings

						      Kurt Cummings
						    Corporate Secretary
June5, 1998

	      This Proxy is Solicited on Behalf of  the Board of Directors

				    AVX CORPORATION
		 17TH Ave. South -
Myrtle Beach, South Carolina  29577



The undersigned hereby appoints Benedict Chairman and Chief Executive Officer, or John S. Gilbertson, President and Chief Operating Officer, as Proxies each with the power to appoint his substitute, and hereby authorizes them top represent and to vote, as designated on the reverse side, all the shares of Common Stock of AVX Corporation held of record by the undersigned on May 22, 1998 at the Annual Meeting of Shareholders to be held on July 16, 1998, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE

Please sign this proxy exactly as your name(s) appear(s) hereon.
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

______________________________                  ________________________________

_____________________________                  _________________________________

_____________________________                  _________________________________



/X/  PLEASE MARK VOTES
    AS IN THIS EXAMPLE
							 FOR  AGAINST   ABSTAIN
		     1.  Ratify amendment to the
		     Company's By-laws to provide
		     for a classified Board of Directors.

Directors Recommend Voting
For 1,2,3,and 4

		     2.  Election of Directors
							  FOR AGAINST  ABSTAIN
		       Class I Nominees for Terms
		       Expiring at the Annual Meeting
		       July 2001.
		       Kazuo Inamori
		       Richard Tressler
		       Kensuke Itoh
		       Masahiro Umemura
		       Benedict P. Rosen

		       Class II Nominees for Terms
		       Expiring at the Annual Meeting in
		       July 2000
		       Carroll A. Campbell, Jr.
		       Rodney N. Lanthorne
		       John S. Gilbertson
		       Michihisa Yamamoto

		       Class III Nominees for Terms
		       Expiring at the Annual
         Meeting in July of 1999
		       Marshall D. Butler
		       Masahiro Yamamoto
		       Donald B. Christiansen
		       Yuzo Yamamura

INSTRUCTIONS:    To withhold authority to vote for any individual nominee,
mark the "For All Except" box and strike a line through that nominee's name in the list provided above.
							  FOR  AGAINST   ABSTAIN
		      3. Amendment of the AVX Corporation
		      Non-Employee Directors'' Stock
		      Option Plan
							  FOR  AGAINST   ABSTAIN

		      4. Proposed ratification of
		      appointment of independent auditors.

		      5. In their discretion, the Proxies
		      are authorized to vote on such other
		      business as may properly come before
		      the meeting.

Please be sure to sign and date this Proxy Date ----------------------


Shareholder sign here                  Co-owner sign here